Exhibit 3.2

AMENDED AND RESTATED BYLAWS

OF

DELL TECHNOLOGIES INC.

(Effective July ~~1~~2, 2026)

ARTICLE I OFFICES		4
SECTION 1.01	Registered Office	4
ARTICLE II SHAREHOLDERS		4
SECTION 2.01	Annual Meetings	4
SECTION 2.02	Special Meetings	4
SECTION 2.03	Notice of Shareholder Business and Nominations	5~~4~~
SECTION 2.04	Notice of Meetings	13~~12~~
SECTION 2.05	Fixing Date for Determination of Shareholders of Record	15~~12~~
SECTION 2.06	List of Shareholders Entitled To Vote	14~~13~~
SECTION 2.07	Quorum	15~~13~~
SECTION 2.08	Proxies; Vote Required	15~~13~~
SECTION 2.09	Chairman of Meetings	16~~14~~
SECTION 2.10	Secretary of Meetings	16~~14~~
SECTION 2.11	Consent of Shareholders in Lieu of Meeting	16~~14~~
SECTION 2.12	Adjournment	16~~14~~
SECTION 2.13	Remote Communication	16~~15~~
SECTION 2.14	Inspectors of Election	17~~15~~
SECTION 2.15	Delivery to the Corporation	17~~15~~
ARTICLE III BOARD OF DIRECTORS		18~~16~~
SECTION 3.01	Powers	18~~16~~
SECTION 3.02	Number and Term; Chairman	18~~16~~
SECTION 3.03	Resignations	18~~16~~
SECTION 3.04	Removal	18~~16~~
SECTION 3.05	Vacancies and Newly Created Directorships	18~~17~~
SECTION 3.06	Regular and Special Meetings	19~~17~~
SECTION 3.07	Quorum, Voting and Adjournment	19~~17~~
SECTION 3.08	Action Without a Meeting	19~~17~~
SECTION 3.09	Remote Meeting	19~~17~~
SECTION 3.10	Compensation	19~~18~~
SECTION 3.11	Reliance on Books and Records	20~~18~~
ARTICLE IV COMMITTEES		20~~18~~
SECTION 4.01	Committees	20~~18~~
SECTION 4.02	Committee Rules	20~~18~~
ARTICLE V OFFICERS		21~~19~~
SECTION 5.01	Number	21~~19~~
SECTION 5.02	Other Officers and Agents	21~~19~~
SECTION 5.03	Chief Executive Officer	21~~19~~

SECTION 5.04	President/Vice Presidents	21~~19~~
SECTION 5.05	Chief Financial Officer	21~~20~~
SECTION 5.06	Chief Legal Officer/General Counsel	21~~20~~
SECTION 5.07	Treasurer	22~~20~~
SECTION 5.08	Secretary	22~~20~~
SECTION 5.09	Assistant Treasurers and Assistant Secretaries	22~~20~~
SECTION 5.10	Corporate Funds and Checks	22~~20~~
SECTION 5.11	Contracts and Other Documents	22~~21~~
SECTION 5.12	Ownership of Securities of Another Entity	23~~21~~
SECTION 5.13	Delegation of Duties	23~~21~~
SECTION 5.14	Resignation and Removal	23~~21~~
SECTION 5.15	Vacancies	23~~21~~
ARTICLE VI STOCK		23~~21~~
SECTION 6.01	Certificated and Uncertificated Shares	23~~21~~
SECTION 6.02	Transfer of Shares	23~~22~~
SECTION 6.03	Lost, Stolen, Destroyed or Mutilated Certificates	24~~22~~
SECTION 6.04	Registered Shareholders	24~~22~~
ARTICLE VII NOTICE AND WAIVER OF NOTICE		24~~22~~
SECTION 7.01	Notice	24~~22~~
SECTION 7.02	Waiver of Notice	25~~23~~
ARTICLE VIII INDEMNIFICATION		25~~23~~
SECTION 8.01	Right to Indemnification	25~~23~~
SECTION 8.02	Right to Advancement of Expenses	26~~24~~
SECTION 8.03	Right of Indemnitee to Bring Suit	27~~25~~
SECTION 8.04	Indemnification Not Exclusive	28~~26~~
SECTION 8.05	Nature of Rights	29~~27~~
SECTION 8.06	Insurance	29~~27~~
SECTION 8.07	Indemnification of Employees and Agents of the Corporation	30~~28~~
SECTION 8.08	Savings Clause	30~~28~~
ARTICLE IX MISCELLANEOUS		30~~28~~
SECTION 9.01	Electronic Transmission	30~~28~~
SECTION 9.02	Corporate Seal	30~~28~~
SECTION 9.03	Fiscal Year	30~~28~~
SECTION 9.04	Construction; Section Headings	30~~28~~
SECTION 9.05	Inconsistent Provisions	30~~29~~
ARTICLE X		31~~29~~
AMENDMENTS		31~~29~~

ARTICLE I

OFFICES

SECTION 1.01 Registered Office. The registered office and registered agent of Dell Technologies Inc. (the “Corporation”) shall be as set forth from time to time in the Certificate of Formation (as defined below). The Corporation may also have offices in such other places in the United States or elsewhere as the board of directors of the Corporation (the “Board of Directors”) may, from time to time, determine or as the business of the Corporation may require as determined by any officer of the Corporation.

ARTICLE II

SHAREHOLDERS

SECTION 2.01 Annual Meetings. Annual meetings of shareholders may be held at such place, if any, either within or without the State of Texas, and at such time and date as the Board of Directors shall determine and state in the notice of meeting. The Board of Directors may, in its sole discretion, determine that meetings of shareholders shall not be held at any place, but may instead be held solely by means of remote communication as described in Section 2.13 of these Bylaws and in accordance with the Texas Business Organizations Code (as in effect from time to time, the “TBOC”). The Board of Directors may postpone, reschedule or cancel any annual meeting of shareholders previously scheduled by the Board of Directors.

SECTION 2.02 Special Meetings. Special meetings of the shareholders may be called at any time by (i) the Chairman of the Board of Directors, (ii) a majority of the authorized number of directors, (iii) to the extent required by the TBOC, the President, or (iv) the holders of not less than 50% (or the highest percentage of ownership that may be specified in the TBOC) of the voting power of the Corporation’s then issued and outstanding shares of stock entitled to vote at such special meeting. Special meetings may be held at such place, if any, either within or without the State of Texas or solely by means of remote communication as described in Section 2.13 of these Bylaws and in accordance with the TBOC and at such time and date as the Board of Directors shall determine and state in the notice of meeting. The Board of Directors may postpone, reschedule or cancel any special meeting of shareholders previously called by the Board of Directors.

SECTION 2.03 Notice of Shareholder Business and Nominations.

(A) Annual Meetings of Shareholders.

(1) Advance Notice of Shareholder Business. Nominations of persons for election to the Board of Directors and the proposal of any other business to be considered by the shareholders may be made at an annual meeting of shareholders only (a) with respect to nominations for the Board of Directors, as provided in the Amended and Restated MD ~~Stockholders~~ Shareholders Agreement dated as of July 2, 2026 ~~December 25, 2018~~ between the Corporation and the shareholders party thereto (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “MD Shareholders Agreement”), the Amended and Restated SLP ~~Stockholders~~ Shareholders Agreement dated as of July 2, 2026 ~~December 25, 2018~~ between the Corporation and the shareholders party thereto (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “SLP Shareholders Agreement” and together with the MD Shareholders Agreement, the “Sponsor Shareholders Agreements”), and the Corporation’s certificate of formation as then in effect (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Certificate of Formation”), (b) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Section 2.04 of these Bylaws, (c) by or at the direction of the Board of Directors or any authorized committee thereof, or (d) by any Eligible S~~s~~hareholder ~~of the Corporation~~(as defined in Section 2.03(C)(2)(iii )) who is entitled to vote at the meeting~~,~~ and who, subject to the exceptions set forth in paragraph (C)(5) of this Section 2.03, complied with the notice procedures set forth in paragraphs (A)(2), ~~and~~ (A)(3) and (A)(4) of this Section 2.03 ~~and who is a shareholder of record both at the time such notice is delivered to the Secretary and on the record date for the meeting~~.

(2) Timeliness of Shareholder Notice. For director nominations or other business to be properly brought before an annual meeting by an Eligible S~~s~~hareholder pursuant to clause (d) of paragraph (A)(1) of this Section 2.03, the Eligible S~~s~~hareholder shall have given timely notice thereof in writing to the Corporation, and, in the case of business other than nominations of persons for election to the Board of Directors, such other business shall constitute a proper matter for shareholder action. To be timely, an Eligible S~~s~~hareholder’s notice shall be delivered to the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, that in the event that the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the anniversary date of the previous year’s meeting, or if no annual meeting was held in the preceding year, notice by the Eligible S~~s~~hareholder to be timely shall be so delivered not earlier than one hundred twenty (120) days prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. Public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of an Eligible S~~s~~hareholder’s notice. Notwithstanding anything in this Section 2.03(A)(2) to the contrary, if the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) calendar days prior to the first anniversary of the prior year’s annual meeting of shareholders, then an Eligible S~~s~~hareholder’s notice required by this Section 2.03(A)(2) shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary not later than the close of business on the tenth (10th) calendar day following the day on which the public announcement referred to in the second sentence of this Section 2.03(A)(2) is first made by the Corporation. The number of nominees an Eligible S~~s~~hareholder may nominate for election at the annual meeting ~~(or in the case of a shareholder giving the notice on behalf of a beneficial owner, the number of nominees a shareholder may nominate for election at the annual meeting on behalf of such beneficial owner)~~ shall not exceed the number of directors to be elected at such annual meeting.

(3) Required Content in Shareholder Notice. Such Eligible S~~s~~hareholder’s notice shall set forth the following information:

(a) in the case where an Eligible S~~s~~hareholder proposes to nominate an individual for election or re-election as a member of the Board of Directors, (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the Corporation’s proxy statement and associated proxy card, as applicable, as a nominee of the Eligible S~~s~~hareholder and to serving as a director if elected, and (ii) a representation that the Eligible S~~s~~hareholder is a holder of record at the time of the giving of the notice and will be entitled to vote at such meeting (A) the requisite shares of Class A Common Stock, Class B Common Stock or Class C Common Stock (each as defined in the Certificate of Formation) if the nominee is nominated to be a Group I Director (as defined in the Certificate of Formation), and/or (B) the requisite shares of Class C Common Stock if the nominee is nominated to be a Group IV Director (as defined in the Certificate of Formation);

(b) as to any other business that the Eligible S~~s~~hareholder proposes to bring before the meeting, (i )  a brief description of the business desired to be brought before the meeting, (ii)  the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), (iii) the reasons for conducting such business at the meeting and (iv) any material interest in such business of such Eligible S~~s~~ hareholder and the beneficial owner, if any, on whose behalf the proposal is made;

(c) as to the Eligible S~~s~~hareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such Eligible S~~s~~hareholder, as they appear on the Corporation’s books and records, and of such beneficial owner, (ii) the class or series and number of shares of capital stock of the Corporation that are owned, directly or indirectly, beneficially and of record by such Eligible S~~s~~hareholder and such beneficial owner, including any shares of any class or series of capital stock of the Corporation to which such Eligible S~~s~~hareholder and such beneficial owner or any of their respective affiliates or associates has a right to acquire beneficial ownership at any time in the future, (iii) a representation that the Eligible S~~s~~hareholder meets the applicable criteria for an “Eligible Shareholder” as set forth in Section 2.03(C)(2)(iii) herein~~is a holder of record of the stock of the Corporation at the time of the giving of the notice, will be entitled to vote at such meeting~~ and will appear in person or by proxy (which, for the avoidance of doubt, includes remote appearance at virtual meetings) at the meeting to propose such business or nomination, (iv) a representation whether the Eligible S~~s~~hareholder or the beneficial owner, if any, will be or is part of a group that will (A) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (B) otherwise solicit proxies or votes from shareholders in support of such proposal or nomination, which, in the case of a proposal related to matters other than the nomination of directors or procedural resolutions that are ancillary to the conduct of the meeting, shall include a solicitation of the holders of at least 67% of the voting power of shares entitled to vote on the proposal, (v) a certification regarding whether such Eligible S~~s~~hareholder and beneficial owner, if any, have complied with all applicable federal, state and other legal requirements in connection with the Eligible S~~s~~hareholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Corporation and/or the Eligible S~~s~~hareholder’s and/or beneficial owner’s acts or omissions as a shareholder of the Corporation and (vi) any other information relating to such Eligible S~~s~~hareholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder;

(d) a description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the Eligible S~~s~~hareholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “proponent persons”), including, in the case of a nomination or nominations, the nominee(s), including any agreements, arrangements or understandings relating to any compensation or payments to be paid to any such proposed nominee(s), pertaining to the nomination(s) or other business proposed to be brought before the meeting of shareholders (which description shall identify the name of each other person who is party to any such agreement, arrangement or understanding);

(e) a description of any agreement, arrangement or understanding (including, without limitation, any contract to purchase or sell, the acquisition or grant of any option, right or warrant to purchase or sell or any swap or other instrument) to which any proponent person is a party, the intent or effect of which may be (i) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (ii) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of stock of the Corporation and/or (iii) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation;

(f) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Eligible S~~s~~hareholder or beneficial owner has or shares a right, directly or indirectly, to vote any shares of any class or series of capital stock of the Corporation;

(g) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation owned, directly or indirectly, beneficially by such Eligible S~~s~~hareholder or beneficial owner that are separated or separable from the underlying shares of the Corporation;

(h) any performance-related fees (other than an asset-based fee) that such Eligible S~~s~~hareholder or beneficial owner, directly or indirectly, is entitled to receive based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation; and

(i) the names and addresses of other shareholders (including beneficial owners) known by the Eligible Shareholder ~~any of the shareholders giving the notice~~ to support such nomination(s) or other business proposal, and, to the extent known, the class or series of the capital stock of the Corporation and the number of shares of each such class or series owned, directly or indirectly, beneficially or of record by such other shareholders or other beneficial owners.

(4) Duty to Supplement Shareholder Notice; Deemed Satisfaction of Shareholder Notice. An Eligible S~~s~~hareholder providing notice of a proposed nomination for election to the Board of Directors or other business proposed to be brought before a meeting (whether given pursuant to ~~this~~ paragraph (A)(3) or paragraph (B) of this Section 2.03) shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct (x) as of the record date for determining the shareholders entitled to notice of the meeting and (y) as of the date that is fifteen (15) days prior to the meeting or any adjournment or postponement thereof, provided, that if the record date for determining the shareholders entitled to vote at the meeting is less than fifteen (15) days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered promptly in writing to the Corporation ~~not later than five (5) days after the record date for determining the shareholders entitled to notice of the meeting (in the case of any update and supplement required to be made as of the record date for determining the shareholders entitled to notice of the meeting), not later than ten (10) days prior to the date for~~

~~the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of fifteen (15) days prior to the meeting or adjournment or postponement thereof) and not later than five (5) days after the record date for determining the shareholders entitled to vote at the meeting, but no later than the day prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than fifteen (15) days prior to the date of the meeting or any adjournment or postponement thereof)~~. The foregoing notice requirements of this Section 2.03 shall be deemed satisfied by an Eligible S~~s~~hareholder with respect to business other than a nomination of a person for election to the Board of Directors if the Eligible S~~s~~hareholder has notified the Corporation of their ~~shareholder’s~~ intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act, including Rule 14a-8 thereof, and such Eligible S~~s~~hareholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence of such director under the Exchange Act and rules and regulations thereunder and applicable stock exchange rules.

(B) Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Section 2.04. At any time that the shareholders are not prohibited from filling vacancies or newly created directorships on the Board of Directors, nominations of persons for election to the Board of Directors to fill any vacancy or newly created directorship may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) as provided in the Sponsor Shareholders Agreements and the Certificate of Formation, (2) by or at the direction of the Board of Directors or any committee thereof or (3) provided~~,~~ that the Board of Directors has determined that directors shall be elected at such meeting, by any Eligible S~~s~~hareholder of the Corporation who is entitled to vote at the meeting on such matters~~,~~ and who (subject to the exceptions set forth in paragraph (C)(5) of this Section 2.03) complies with the notice procedures set forth in this Section 2.03 ~~and who is a shareholder of record both at the time such notice is delivered to the Secretary and on the record date for the meeting~~. The number of nominees an Eligible S~~s~~hareholder may nominate for election at the special meeting ~~(or in the case of a shareholder giving the notice on behalf of a beneficial owner, the number of nominees a shareholder may nominate for election at the special meeting on behalf of such beneficial owner)~~ shall not exceed the number of directors to be elected at such special meeting. In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any ~~such s~~Eligible Shareholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the Eligible S~~s~~hareholder’s notice as required by paragraph (A)(2) of this Section 2.03 shall be delivered to the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which the Corporation first makes a public announcement of the date of the special meeting at which directors are to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of an Eligible S~~s~~hareholder’s notice as described above.

(C) General.

(1) Rules of Procedure for Shareholder Meetings. Except as provided in paragraph (C)(5) of this Section 2.03, only such persons who are nominated in accordance with the procedures set forth in this Section 2.03 or the Sponsor Shareholders Agreements shall be eligible to serve as directors and only such business shall be conducted at an annual or special meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.03. Except as otherwise provided by applicable law, the Certificate of Formation or these Bylaws, the chairman of the meeting shall, in addition to making any other determination that may be appropriate for the conduct of the meeting, have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall be disregarded. The date and time of the opening and the closing of the polls for each matter upon which the shareholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of shareholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to shareholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants and on shareholder approvals. Notwithstanding the foregoing provisions of this Section 2.03, unless otherwise required by applicable law, if the Eligible S~~s~~hareholder (or a qualified representative of the Eligible S~~s~~hareholder) does not appear at the annual or special meeting of shareholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.03, to be considered a qualified representative of the Eligible S~~s~~ hareholder, a person shall be a duly authorized officer, manager or partner of such shareholder or shall be authorized by a writing executed by such shareholder or an electronic transmission delivered by such shareholder to act for such shareholder as proxy at the meeting of shareholders and such person shall produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of shareholders. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure.

(2) Certain Definitions. Whenever used in these Bylaws:~~,~~

(i) “public announcement” shall mean disclosure (a) in a press release released by the Corporation, provided, that such press release is released by the Corporation following its customary procedures, is reported by the Dow Jones News Service, Associated Press or comparable national news service, or is generally available on internet news sites, or (b) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder; ~~and~~

(ii) “beneficial ownership” shall mean beneficial ownership within the meaning of Rule 13d-3 under the Exchange Act; and~~.~~

(iii) “Eligible Shareholder” shall mean:

(a) with respect to shareholder proposals for director nominations or procedural resolutions ancillary to the conduct of the shareholder meeting, a shareholder of the Corporation that beneficially owns (or is acting on behalf of a shareholder that beneficially owns), as of the date of submission of such proposal and as of the record date of such meeting, any shares of capital stock of the Corporation entitled to vote on such proposal (the “Voting Shares”) and that satisfies all other requirements of, and complies with all applicable procedures set forth in, this Section 2.03 applicable to such shareholder; and

(b) with respect to any other shareholder proposals, a shareholder or group of shareholders (counting as one shareholder, for this purpose, any two or more funds that are part of the same Qualifying Fund Group (as defined below)) that (A) beneficially owns, as of the date of the submission of such shareholder proposal under this Section 2.03, a number of Voting Shares equal to at least (i) $1 million in market value or (ii) 3% of the Corporation’s outstanding Voting Shares (the “Required Shares”), (B) has beneficially owned such Required Shares continuously for at least six months before the date of the meeting (the “Minimum Holding Period”), (C) continues to own the Required Shares through the entire duration of the annual or special meeting, and (D) satisfies all other requirements of, and complies with all applicable procedures set forth in, this Section 2.03. An “Eligible Shareholder” includes a shareholder acting on behalf of a beneficial owner that satisfies the Required Shares and Minimum Holding

Period requirements set forth above. A “Qualifying Fund Group” shall mean a group of two or more funds that are (A)  under common management and investment control, (B)  under common management and funded primarily by the same employer or (C)  a “group of investment companies” as such term is defined in Section 13(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended. Whenever the Eligible Shareholder consists of a group of shareholders (including a group of funds that are part of the same Qualifying Fund Group), (A) each provision in this Section 2. 03 that requires the Eligible Shareholder to provide any written statements, representations, undertakings, agreements or other instruments or to meet any other conditions shall be deemed to require each shareholder (including each individual fund) that is a member of such group to provide such statements, representations, undertakings, agreements or other instruments and to meet such other conditions (except that the members of such group may aggregate the shares that each member has owned continuously for the Minimum Holding Period in order to meet the “Required Shares” definition , whether based on market value or percentage ownership) and (B) a breach of any obligation, agreement or representation under this Section  2.03 by any member of such group shall be deemed a breach by the Eligible Shareholder. No person may be a member of more than one group of shareholders constituting an Eligible Shareholder with respect to any annual or special meeting.

~~(2)~~(3) Applicability of TBOC and Exchange Act; Preferential Rights. The Corporation affirmatively elects to be governed by Section 21.373 of the TBOC and any successor provision thereto. Notwithstanding the foregoing provisions of this Section 2.03, an Eligible S~~s~~hareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.03; provided, that, to the fullest extent permitted by applicable law, any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to these Bylaws ~~(including paragraphs (A)(1)(d) and (B) hereof)~~, and compliance with paragraphs (A)~~(1)(d)~~ and (B) of this Section 2.03 shall be the exclusive means for an Eligible S~~s~~hareholder to make nominations or submit other business (other than, as provided in the penultimate sentence of paragraph (A)(4~~3~~ ) of this Section 2.03, business other than nominations brought properly under and in compliance with Rule 14a-8 under the Exchange Act, as may be amended from time to time). Nothing in these Bylaws shall be deemed to affect any rights of the holders of any class or series of stock having a preference over the common stock of the Corporation as to dividends or upon liquidation to elect directors under specified circumstances.

~~(3)~~(4) Requirements of Director Nominees. In addition to the requirements set forth elsewhere in these Bylaws, to be eligible to be a nominee for election or re-election as a director of the Corporation pursuant to a nomination pursuant to paragraph (A)(1) of this Section 2.03 and paragraph (B) of this Section 2.03 when the shareholders are not prohibited from filling vacancies or newly created directorships on the Board of Directors, such proposed nominee or a person on such proposed nominee’s behalf shall deliver, in accordance with the time periods for delivery of timely notice pursuant to paragraph (A)(2) of this Section 2.03, to the Corporation a completed and signed questionnaire with respect to the background and qualification of such proposed nominee and the background of any other person or entity on whose behalf the nomination is being made (the form of which questionnaire shall be provided by the Secretary to such proposed nominee upon written request therefor by such proposed nominee) and a written representation and agreement (in the form provided by the Secretary to such proposed nominee upon written request therefor by such proposed nominee) that such proposed nominee (i) is not and shall not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, shall act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (y) any Voting Commitment that could limit or interfere with such proposed nominee’s fiduciary duties under applicable law, (ii) is not and shall not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, and (iii) in such proposed nominee’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and shall comply with, all applicable publicly disclosed corporate governance, code of conduct and ethics, conflict of interest, confidentiality, corporate opportunities, trading and any other policies and guidelines of the Corporation applicable to directors.

~~(4)~~(5) Applicability to MD Shareholders and SLP Shareholders. Notwithstanding anything to the contrary contained in this Section 2.03, (a) for as long as the MD Shareholders Agreement remains in effect with respect to the MD Shareholders (as defined in the Certificate of Formation), the MD Shareholders shall not be subject to the notice or other procedures set forth in paragraph (A)(2), (A)(3), (A)(4), (B) or (C)(4) of this Section 2.03 with respect to any annual or special meeting of shareholders and (b) for as long as the SLP Shareholders Agreement remains in effect with respect to the SLP Shareholders (as defined in the Certificate of Formation), the SLP Shareholders shall not be subject to the notice or other procedures set forth in paragraph (A)(2), (A)(3), (A)(4), (B) or (C)(4) of this Section 2.03 with respect to any annual or special meeting of shareholders.

SECTION 2.04 Notice of Meetings. Whenever shareholders are required or permitted to take any action at a meeting, a timely notice in writing or by electronic transmission, in the manner provided the TBOC, of the meeting, which shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which shareholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the shareholders entitled to vote at the meeting, if such date is different from the record date for determining shareholders entitled to notice of the meeting, and, in the case of a special meeting, the purposes for which the meeting is called, shall be mailed to or transmitted electronically at the direction of the Secretary, the President or any other person calling the meeting to each shareholder of record entitled to vote thereat as of the record date for determining the shareholders entitled to notice of or to vote at the meeting in accordance with the TBOC. Unless otherwise provided by applicable law, the Certificate of Formation or these Bylaws, the notice of any meeting shall be given not later than the tenth (10th) day and not earlier than the sixtieth (60th) day before the date of the meeting to each shareholder entitled to vote at such meeting as of the record date for determining the shareholders entitled to notice of the meeting.

SECTION 2.05 Fixing Date for Determination of Shareholders of Record.

(A) In order that the Corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by applicable law, be at least ten (10) days and not more than sixty (60) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be the day on which notice is given, or, if notice is waived, at the close of business on the day on which the meeting is held. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting.

(B) In order that the Corporation may determine the shareholders entitled to receive a distribution, other than a distribution involving a purchase or redemption by the Corporation of any of its own securities, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining shareholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(C) Unless otherwise restricted by the Certificate of Formation, in order that the Corporation may determine the shareholders entitled to express written consent to corporate action without a meeting in accordance with Section 2.11, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date for determining shareholders entitled to express written consent to corporate action in writing without a meeting is fixed by the Board of Directors, (i) when no prior action of the Board of Directors is required by applicable law, the record date for such purpose shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board of Directors is required by applicable law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

SECTION 2.06 List of Shareholders Entitled To Vote. The Corporation shall prepare, no later than the eleventh (11th) day before every meeting of shareholders, an alphabetical list of the shareholders entitled to vote at the meeting or any adjournment of the meeting. The list of shareholders must state (i) the address of each shareholder, (ii) and the number and type of shares held by each shareholder, and (iii) the number of votes that each shareholder is entitled to (if different than the number of shares held by such shareholder). Such list shall be open to the examination of any shareholder, for any purpose germane to the meeting, at least ten (10) days prior to the meeting (a) on a reasonably accessible electronic data system if the information required to gain access to such list is provided with the notice of meeting, or (b) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation must take reasonable steps to ensure that such information is available only to shareholders of the Corporation. Except as otherwise provided by applicable law, the original share transfer records shall be prima facie evidence of the shareholders of the Corporation entitled to vote at any meeting of shareholders.

SECTION 2.07 Quorum. Unless otherwise required by applicable law, the Certificate of Formation or the rules or regulations of any stock exchange upon which the Corporation’s securities are listed, the holders of record of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of shareholders. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is present to organize a meeting, it shall not be broken by the subsequent withdrawal of any shareholders or by the refusal of any shareholder present or represented by proxy at such meeting to vote.

SECTION 2.08 Proxies; Vote Required. Each shareholder entitled to vote at a meeting of shareholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such shareholder by proxy in any manner provided by applicable law, but no such proxy shall be voted or acted upon after eleven (11) months from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it conspicuously states that it is irrevocable and otherwise meets the requirements set forth in the TBOC. A shareholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. Unless required by the Certificate of Formation or applicable law, or determined by the chairman of the meeting to be advisable, the vote on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the shareholder voting, or by such shareholder’s proxy, if there be such a proxy. When a quorum is present or represented at any meeting, the vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the subject matter shall decide any question brought before such meeting, unless the question is one upon which, by express provision of applicable law, of the rules or regulations of any stock exchange applicable to the

Corporation, of any regulation applicable to the Corporation or its securities, of the Certificate of Formation or of these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing sentence and subject to the Certificate of Formation, all elections of directors shall be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

SECTION 2.09 Chairman of Meetings. The Chairman of the Board of Directors, if one is elected, or, in his or her absence or upon his or her disability, a person designated by the Board of Directors shall be the chairman of the meeting and, as such, preside at all meetings of the shareholders.

SECTION 2.10 Secretary of Meetings. The Secretary shall act as secretary at all meetings of the shareholders. In the absence or disability of the Secretary, the chairman of the meeting shall appoint a person to act as secretary at such meetings.

SECTION 2.11 Consent of Shareholders in Lieu of Meeting. Any action required or permitted to be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting, without prior notice and without a vote only to the extent permitted by and in the manner provided in the Certificate of Formation and in accordance with the TBOC.

SECTION 2.12 Adjournment. At any meeting of shareholders of the Corporation, if less than a quorum is present, the chairman of the meeting or shareholders holding a majority in voting power of the shares of stock of the Corporation, present in person or by proxy and entitled to vote thereat on the matters in question, shall have the power to adjourn the meeting from time to time without notice (other than announcement at the meeting) until a quorum shall be present. Any business may be transacted at the adjourned meeting that might have been transacted at the meeting originally noticed. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of shareholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining shareholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of shareholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each shareholder of record entitled to vote at such adjourned meeting as of the record date so fixed for notice of such adjourned meeting.

SECTION 2.13 Remote Communication. If authorized by the Board of Directors in its sole discretion, and subject to the requirements of the TBOC and such guidelines and procedures as the Board of Directors may adopt, shareholders and proxy holders not physically present at a meeting of shareholders may, by means of remote communication: (a) participate in a meeting of shareholders; and (b) be deemed present in person and vote at a meeting of shareholders whether such meeting is to be held at a designated place or solely by means of remote communication; provided, that: (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a shareholder or proxyholder; (ii) the Corporation shall implement reasonable measures to provide such shareholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the shareholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (iii) if any shareholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

SECTION 2.14 Inspectors of Election. The Corporation may, and shall if required by applicable law, in advance of any meeting of shareholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of shareholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (a) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (b) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (e) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of shareholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

SECTION 2.15 Delivery to the Corporation. Whenever this Article II or the Certificate of Formation requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such delivery to the Corporation may be effected in any manner permitted by the TBOC, including (i) delivery by mail, postage prepaid, to the Secretary at the principal executive offices of the Corporation, or (ii) electronic mail to the electronic mail address designated by the Corporation and disclosed in the Corporation’s proxy materials and/or identified on the Corporation’s investor relations website. For purposes of this Section 2.15, the term “electronic mail” shall mean an electronic transmission (as defined in Section 1.002 of the TBOC) directed to the aforementioned electronic mail address.

ARTICLE III

BOARD OF DIRECTORS

SECTION 3.01 Powers. Except as otherwise provided by the Certificate of Formation or the TBOC, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by the TBOC or the Certificate of Formation directed or required to be exercised or done by the shareholders.

SECTION 3.02 Number and Term; Chairman. The Board of Directors shall consist of such number of directors, not less than three (3) nor more than twenty-one (21), as shall from time to time be fixed by resolution of the Board of Directors, subject to the provisions of the Certificate of Formation and the Sponsor Shareholders Agreements; provided, that (a) the number of Group IV Directors shall be one and (b) the number of Group I Directors shall not be less than three (3) nor more than twenty (20). The term of each director shall be as set forth in the Certificate of Formation. Directors need not be shareholders. The Board of Directors shall elect a Chairman of the Board of Directors, who shall have the powers and perform such duties as provided in these Bylaws and as the Board of Directors may from time to time prescribe. The Chairman of the Board of Directors shall preside at all meetings of the Board of Directors at which he or she is present. If the Chairman of the Board of Directors is not present at a meeting of the Board of Directors, a majority of the directors present at such meeting shall elect one of their members to preside.

SECTION 3.03 Resignations. Any director may resign at any time upon notice given in writing or by electronic transmission to the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer of the Corporation or the Secretary. The resignation shall take effect at the time specified therein, and if no time is specified, at the time of its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation.

SECTION 3.04 Removal. Directors of the Corporation may be removed in the manner provided in the Certificate of Formation and the TBOC.

SECTION 3.05 Vacancies and Newly Created Directorships. Except as otherwise required by applicable law, vacancies occurring in any directorship (whether by death, resignation, retirement, disqualification, removal or other cause) and newly created directorships resulting from any increase in the number of directors shall be filled in accordance with the Certificate of Formation and the Sponsor Shareholders Agreements. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

SECTION 3.06 Regular and Special Meetings; Notice. Regular meetings of the Board of Directors may be held at such places, within or without the State of Texas, and times as shall be determined from time to time by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors and shall be called by the Chief Executive Officer or the Secretary if directed by a majority of the directors then in office, and any such meeting shall be at such place, date and time as may be fixed by the person or persons at whose direction the meeting is called. Notice need not be given of regular meetings of the Board of Directors. At least forty-eight (48) hours before each special meeting of the Board of Directors, either written notice, notice by electronic transmission or oral notice (either in person or by telephone) of the time, date and place of the meeting shall be given to each director entitled to attend such meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

SECTION 3.07 Quorum, Voting and Adjournment. Unless otherwise provided in the Certificate of Formation, the attendance of a majority of the authorized number of directors in any manner permitted by the TBOC shall constitute a quorum for the transaction of business of the Board of Directors, and the affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. Each director shall be entitled to one vote.

SECTION 3.08 Action Without a Meeting. Unless otherwise restricted by the Certificate of Formation, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or any committee thereof, as the case may be, consent thereto in writing or by electronic transmission. After the action is taken, the consent or consents or electronic transmission or transmissions shall be filed in the minutes of proceedings of the Board of Directors in accordance with applicable law. Such filing shall be in paper form if the minutes are maintained in paper form or shall be in electronic form if the minutes are maintained in electronic form.

SECTION 3.09 Remote Meeting. Unless otherwise restricted by the Certificate of Formation, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting by means of conference telephone or other communications equipment in which all persons participating in the meeting can hear each other. Participation in a meeting by means of conference telephone or other communications equipment shall constitute presence in person at such meeting.

SECTION 3.10 Compensation. The Board of Directors shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation as a member of the Board of Directors or any committee thereof. Notwithstanding the foregoing, the Corporation shall reimburse the shareholders party to the Sponsor Shareholders Agreements in connection with meetings of the Board of Directors and its committees as provided in the Sponsor Shareholders Agreements.

SECTION 3.11 Reliance on Books and Records. A member of the Board of Directors, or a member of any committee designated by the Board of Directors, shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

ARTICLE IV

COMMITTEES

SECTION 4.01 Committees. The Board of Directors may designate from time to time one or more committees, including, without limitation, an Audit Committee, a Nominating and Governance Committee and a Compensation Committee, each such committee to consist of one or more of the directors of the Corporation, subject to the provisions of the Sponsor Shareholders Agreements. The Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation; but no such committee shall have the power or authority in reference to the following matters: (a) any matters expressly prohibited from being delegated to a committee under the TBOC; (b) approving or adopting, or recommending to the shareholders, any action or matter (other than the election or removal of directors) expressly required by the TBOC to be submitted to shareholders for approval; or (c) adopting, amending or repealing any Bylaw of the Corporation.

SECTION 4.02 Committee Rules. All committees of the Board of Directors shall keep minutes of their meetings and shall report their proceedings to the Board of Directors when requested or required by the Board of Directors. Each committee of the Board of Directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board of Directors designating such committee. In the absence of such rules, each committee shall conduct its business in accordance with the same rules of procedure as those observed by the Board of Directors in conducting its business pursuant to Article III of these Bylaws. Unless otherwise provided in the resolution of the Board of Directors designating the committee, the presence of a majority of the then-serving members of the committee shall be necessary to constitute a quorum, and all matters shall be determined by a vote of a majority of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board of Directors, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member, consistent with the provisions of the Sponsor Shareholders Agreements.

ARTICLE V

OFFICERS

SECTION 5.01 Number. The officers of the Corporation shall include a Chief Executive Officer (who shall also be President for the purpose of the TBOC, unless otherwise determined by the Board of Directors), a Chief Financial Officer, a Chief Legal Officer or General Counsel and a Secretary, each of whom shall be elected by the Board of Directors and who shall hold office for such terms as shall be determined by the Board of Directors and until their successors are elected and qualify or until their earlier resignation or removal. In addition, the Board of Directors or the Chief Executive Officer may elect or appoint one or more Vice Presidents, including one or more Executive Vice Presidents and Senior Vice Presidents, a Treasurer and one or more Assistant Treasurers and one or more Assistant Secretaries, who shall hold their office for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors or the Chief Executive Officer, as applicable. Any number of offices may be held by the same person.

SECTION 5.02 Other Officers and Agents. The Board of Directors may appoint such other officers and agents as it deems advisable, who shall hold their office for such terms and shall exercise and perform such powers and duties as shall be determined from time to time by the Board of Directors. The Board of Directors may appoint one or more officers called a Vice Chairman, each of whom does not need to be a member of the Board of Directors.

SECTION 5.03 Chief Executive Officer. The Chief Executive Officer shall have general executive charge, management and control of the properties and operations of the Corporation in the ordinary course of its business, with all such powers with respect to such properties and operations as may be reasonably incident to such responsibilities.

SECTION 5.04 President/Vice Presidents. The President and each Vice President, if any are elected (of whom one or more may be designated an Executive Vice President or Senior Vice President), shall have such powers and shall perform such duties as shall be assigned to him or her by the Chief Executive Officer or the Board of Directors.

SECTION 5.05 Chief Financial Officer. The Chief Financial Officer shall have such powers and shall perform such duties as shall be assigned to him or her by the Chief Executive Officer or the Board of Directors.

SECTION 5.06 Chief Legal Officer/General Counsel. The Chief Legal Officer or General Counsel shall have such powers and shall perform such duties as shall be assigned to him or her by the Chief Executive Officer or the Board of Directors.

SECTION 5.07 Treasurer. The Treasurer shall have custody of the corporate funds, securities, evidences of indebtedness and other valuables of the Corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation. He or she shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors or its designees selected for such purposes. The Treasurer shall disburse the funds of the Corporation, taking proper vouchers therefor. He or she shall render to the Chief Executive Officer and the Board of Directors, upon their request, a report of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board of Directors shall prescribe. In addition, the Treasurer shall have such further powers and perform such other duties incident to the office of Treasurer as from time to time are assigned to him or her by the Chief Executive Officer or the Board of Directors.

SECTION 5.08 Secretary. The Secretary shall: (a) cause minutes of all meetings of the shareholders and directors to be recorded and kept properly; (b) cause all notices required by these Bylaws or otherwise to be given properly; (c) see that the minute books, stock books and other nonfinancial books, records and papers of the Corporation are kept properly; and (d) cause all reports, statements, returns, certificates and other documents to be prepared and filed when and as required. The Secretary shall have such further powers and perform such other duties as prescribed from time to time by the Chief Executive Officer or the Board of Directors.

SECTION 5.09 Assistant Treasurers and Assistant Secretaries. Each Assistant Treasurer and each Assistant Secretary, if any are elected, shall be vested with all the powers and shall perform all the duties of the Treasurer and Secretary, respectively, in the absence or disability of such officer, unless or until the Chief Executive Officer or the Board of Directors shall otherwise determine. In addition, Assistant Treasurers and Assistant Secretaries shall have such powers and shall perform such duties as shall be assigned to them by the Chief Executive Officer or the Board of Directors.

SECTION 5.10 Corporate Funds and Checks. The funds of the Corporation shall be kept in such depositories as shall from time to time be prescribed by the Board of Directors or its designees selected for such purposes. All checks or other orders for the payment of money shall be signed by the Chief Executive Officer, a Vice President, the Treasurer or the Secretary or such other person or agent as may from time to time be authorized and with such countersignature, if any, as may be required by the Board of Directors.

SECTION 5.11 Contracts and Other Documents. The Chief Executive Officer, a Vice President, the Secretary and such other officer or officers as may from time to time be authorized by the Chief Executive Officer, the Board of Directors or any other committee given specific authority by the Board of Directors during the intervals between the meetings of the Board of Directors to authorize such action, shall each have the power to sign and execute on behalf of the Corporation deeds, conveyances, contracts and any and all other documents requiring execution by the Corporation.

SECTION 5.12 Ownership of Securities of Another Entity. Unless otherwise directed by the Board of Directors, the Chief Executive Officer, a Vice President, the Treasurer or the Secretary, or such other officer or agent as shall be authorized by the Board of Directors, shall have the power and authority, on behalf of the Corporation, to attend and to vote at any meeting of securityholders of any entity in which the Corporation holds securities or equity interests and may exercise, on behalf of the Corporation, any and all of the rights and powers incident to the ownership of such securities or equity interests at any such meeting, including the authority to execute and deliver proxies and consents on behalf of the Corporation, in each case consistent with the provisions of the Sponsor Shareholders Agreements.

SECTION 5.13 Delegation of Duties. In the absence or upon the disability or refusal of any officer to exercise and perform his or her duties, the Board of Directors may delegate to another officer such powers or duties.

SECTION 5.14 Resignation and Removal. Any officer of the Corporation shall serve at the pleasure of the Board of Directors and may be removed from office for or without cause at any time by the Board of Directors; provided, that if the Board of Directors or these Bylaws have empowered the Chief Executive Officer to appoint any officer of the Corporation, then such officer may also be removed from office for or without cause at any time by the Chief Executive Officer. Any officer may resign at any time in the same manner prescribed under Section 3.03.

SECTION 5.15 Vacancies. The Board of Directors shall have the power to fill vacancies occurring in any office.

ARTICLE VI

STOCK

SECTION 6.01 Certificated and Uncertificated Shares. The Board of Directors may authorize the issuance of stock either in certificated or in uncertificated form in accordance with the TBOC and other applicable law. If shares are issued in certificated form, each shareholder shall be entitled upon written request to a stock certificate or certificates, representing and certifying the number and kind of shares held, signed by any two authorized officers of the Corporation, which shall include, without limitation, the Chairman of the Board of Directors, the President or any Vice President, the Treasurer or any Assistant Treasurer or the Secretary or any Assistant Secretary, which signatures may be facsimile.

SECTION 6.02 Transfer of Shares. Shares of stock of the Corporation shall be transferable upon its books by the holders thereof, in person or by their duly authorized attorneys or legal representatives in the manner prescribed by law, the Certificate of Formation, these Bylaws and the Sponsor Shareholders Agreements, and, if such shares are certificated, upon surrender to the Corporation by delivery of certificates representing such shares to the person in charge of the stock and transfer books and ledgers. Certificates representing such shares, if any, shall be cancelled and new certificates, if the shares are to be certificated, shall thereupon be issued. Shares of capital stock of the Corporation that are not represented by a certificate shall be transferred in accordance with applicable law. A record shall be made of each transfer. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented for transfer or uncertificated shares are requested to be transferred, both the transferor and transferee request the Corporation to do so. The Board of Directors shall have power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of shares of stock of the Corporation.

SECTION 6.03 Lost, Stolen, Destroyed or Mutilated Certificates. A new certificate of stock or uncertificated shares may be issued in the place of any certificate previously issued by the Corporation alleged to have been lost, stolen or destroyed, and the Corporation may, in its discretion, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond, in such sum as the Corporation may direct, in order to indemnify the Corporation against any claims that may be made against it in connection therewith. A new certificate or uncertificated shares of stock may be issued in the place of any certificate previously issued by the Corporation that has become mutilated upon the surrender by such owner of such mutilated certificate and, if required by the Corporation, the posting of a bond by such owner in an amount sufficient to indemnify the Corporation against any claim that may be made against it in connection therewith.

SECTION 6.04 Registered Shareholders. Prior to the surrender to the Corporation of the certificate or certificates for a share or shares of stock or notification to the Corporation of the transfer of uncertificated shares with a request to record the transfer of such share or shares, to the fullest extent permitted by applicable law, the Corporation may treat the registered owner of such share or shares as the person entitled to receive dividends, to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner of such share or shares. To the fullest extent permitted by applicable law, the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

ARTICLE VII

NOTICE AND WAIVER OF NOTICE

SECTION 7.01 Notice. Whenever notice is required by statute, the Certificate of Formation, or these Bylaws to be given to any shareholder, director or committee member, such notice may be given (a) in writing, by mail, postage prepaid, addressed to such shareholder, director or committee member at his, her or its address as it appears on the books or (in the case of a shareholder) the share transfer records of the Corporation, (b) by electronic communication to the extent permitted under the TBOC, and (c) by any other method permitted by law (including, without limitation, overnight courier service). Any notice required or permitted to be given by mail shall be deemed to be delivered and given at the time such notice is deposited in the United States mail as aforesaid. Any notice required or permitted to be given by overnight courier service shall be deemed to be delivered and given at the time delivered to such service with all charges prepaid and addressed as aforesaid. So long as the Corporation is subject to Regulation 14A under the Exchange Act, notice shall be given in the manner required by the rules under Regulation 14A. To the extent permissible by such rules, or if the Corporation is not subject to Regulation 14A, any notice to shareholders may be given by electronic transmission if such notice is consented to by such shareholder in the manner provided in the TBOC. An affidavit of the Secretary or Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

SECTION 7.02 Waiver of Notice. A written waiver of any notice, signed by a shareholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting (in person or by remote communication) shall constitute waiver of notice except attendance for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01 Right to Indemnification. Each person who was or is a party, is threatened to be made a party to, or is otherwise involved in, as a witness or otherwise, any threatened, pending or completed action, suit or proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative and whether formal or informal, including any and all appeals (hereinafter a “proceeding”), by reason of the fact that he or she is or was or has agreed to become a director or an officer of the Corporation, or while serving as a director or officer of the Corporation, is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, fiduciary, partner or manager or similar capacity) of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (each, a “Person”), or by reason of any action alleged to have been taken or omitted by such Person in any such capacity or in any other capacity while serving or having agreed to serve as a director, officer, employee or agent (hereinafter an “indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the TBOC, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the TBOC permitted the Corporation to provide prior to such amendment), from and against all loss and liability suffered and expenses (including, without limitation, attorneys’ fees, costs and expenses), judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement actually and reasonably incurred by or on behalf of an indemnitee in connection with such action, suit or proceeding, including any appeals or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to serve in the capacity which initially entitled such indemnitee to indemnity hereunder and shall inure to the benefit of his or her heirs, executors and administrators; provided, that, except as provided in Section 8.03 with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors; provided, further, that the Corporation shall not be obligated under this Section 8.01: (a) to indemnify an indemnitee under these Bylaws for any amounts paid in settlement of an action, suit or proceeding unless the Corporation consents to such settlement, which consent shall not be unreasonably withheld, delayed or conditioned; or (b) to indemnify an indemnitee for any disgorgement of profits made from the purchase or sale by indemnitee of securities of the Corporation under Section 16(b) of the Exchange Act.

In addition, subject to Section 8.04, the Corporation shall not be liable under this Article VIII to make any payment of amounts otherwise indemnifiable hereunder (including, without limitation, judgments, fines and amounts paid in settlement) if and to the extent that the indemnitee has otherwise actually received such payment under this Article VIII or any insurance policy, contract, agreement or otherwise.

SECTION 8.02 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.01, an indemnitee shall also have the right, to the fullest extent permitted by the TBOC, to be paid by the Corporation the expenses (including attorney’s fees, costs and expenses) incurred by the indemnitee in appearing at, participating in or defending, or otherwise arising out of or related to, any action, suit or proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article VIII pursuant to Section 8.03 (hereinafter an “advancement of expenses”); provided, however, that,

(A) if the TBOC requires, or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer or proposed director or officer (and not in any other capacity in which service was or is or has been agreed to be rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of (i) a written undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay any amounts so advanced (without interest) to the extent that it is determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified or entitled to advancement of expenses under Sections 8.01 and 8.02 or otherwise and (ii) a written affirmation by such indemnitee of such indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification under Section 8.01; and

(B) with respect to any action suit or proceeding of which the Corporation is so notified, the Corporation shall be entitled to assume the defense of such action, suit or proceeding, with counsel reasonably acceptable to indemnitee, upon the delivery to indemnitee of written notice of its election to do so.

SECTION 8.03 Right of Indemnitee to Bring Suit. In the event that (i) following a final adjudication, the Corporation determines in accordance with this Article VIII that the indemnitee is not entitled to indemnification, (ii) following a final adjudication, the Corporation denies a request for indemnification, in whole or in part, or fails to respond or make a determination of entitlement to indemnification within thirty (30) days following receipt of a request for indemnification as described above, (iii) payment of a claim under Section 8.01 or 8.02 is not paid in full by the Corporation within (a) ninety (90) days after a written claim for indemnification has been received by the Corporation following a final adjudication or (b) fifteen (15) days after a written claim for an advancement of expenses has been received by the Corporation or (iv) any other person takes or threatens to take any action designed to deny, or to recover from, the indemnitee the benefits provided or intended to be provided to the indemnitee under this Article VIII, the indemnitee shall be entitled to an adjudication in any court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses, as applicable. To the fullest extent permitted by applicable law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense (including attorneys’ fees, costs and expenses) of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder following a final adjudication (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the TBOC. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or the Corporation’s shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the TBOC, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or the Corporation’s shareholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

SECTION 8.04 Indemnification Not Exclusive.

(A) The provisions for indemnification to or the advancement of expenses and costs to any indemnitee under this Article VIII, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article VIII, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by applicable law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, the Certificate of Formation, other agreements or arrangements, vote of shareholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.

(B) Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the indemnitee as a director and/or officer of the Corporation at the request of the indemnitee-related entities (as defined below), or by reason of any action alleged to have been taken or omitted in any such capacity, the Corporation shall be fully and primarily responsible for payments to the indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of (i) the TBOC, (ii) the Certificate of Formation, (iii) this Article VIII, (iv) any other agreement between the Corporation or any of the Corporation’s Affiliates (as defined in the Certificate of Formation) and the indemnitee pursuant to which the indemnitee is indemnified, (v) the laws of the jurisdiction of incorporation or organization of the Corporation or any of its Affiliates and/or (vi) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of the Corporation or any of its Affiliates irrespective of any right of recovery the indemnitee may have from the indemnitee-related entities. Under no circumstance shall the Corporation or any of its Affiliates be entitled to any right of subrogation or contribution by the indemnitee-related entities and no right of advancement or recovery the indemnitee may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Corporation or any of its Affiliates hereunder. In the event that any of the indemnitee-related entities shall make any payment to the indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee against the Corporation, and the indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section 8.04(B) and entitled to enforce this Section 8.04(B).

For purposes of this Section 8.04(B), the following terms shall have the following meanings:

(1) The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation (other than as a result of obligations under an insurance policy).

(2) The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both the Corporation and any indemnity-related entity pursuant to the TBOC, any agreement, and/or any certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the indemnitee-related entities, as applicable.

SECTION 8.05 Nature of Rights. The rights conferred upon indemnitees in this Article VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VIII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

SECTION 8.06 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the TBOC. Subject to Section 8.04, in the event of any payment by the Corporation under this Article VIII, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee with respect to any insurance policy or any other indemnity agreement covering the indemnitee. The indemnitee shall execute all papers required and take all reasonable action necessary to secure such rights, including execution of such documents as are necessary to enable the Corporation to bring suit to enforce such rights in accordance with the terms of such insurance policy. The Corporation shall pay or reimburse all expenses actually and reasonably incurred by the indemnitee in connection with such subrogation.

SECTION 8.07 Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation, individually or as a group, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

SECTION 8.08 Savings Clause. If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each director and officer of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the full extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Electronic Transmission. For purposes of these Bylaws, “electronic transmission” shall be defined in accordance with Section 1.002 of the TBOC and shall include any form of communication not directly involving the physical transmission of paper, including communication by use of, or participation in, one or more electronic data systems (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

SECTION 9.02 Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

SECTION 9.03 Fiscal Year. The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors. Unless otherwise fixed by the Board of Directors, the fiscal year of the Corporation shall consist of the 52- or 53-week period ending on the Friday nearest January 31.

SECTION 9.04 Construction; Section Headings. For purposes of these Bylaws, unless the context otherwise requires, (i) references to “Articles,” “Sections” and “paragraphs” refer to articles, sections and paragraphs of these Bylaws and (ii) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

SECTION 9.05 Inconsistent Provisions. In the event that any provision of these Bylaws is unenforceable or becomes inconsistent with any provision of the Certificate of Formation, the TBOC or any other applicable law, such provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect to the maximum extent possible.

ARTICLE X

AMENDMENTS

Notwithstanding any other provision of these Bylaws, any alteration, amendment or repeal of these Bylaws, and any adoption of new Bylaws, shall require the approval of the Board of Directors or the shareholders of the Corporation as expressly provided in the Certificate of Formation.

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